Exhibit 5.3

November 12, 2013

Cash America International, Inc.

1600 West 7th Street

Fort Worth, Texas 76102

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as Utah counsel to Cash America, Inc. of Utah, a Utah corporation (the “Company”), in connection with the Company’s proposed guaranty, along with certain other guarantors under the Indenture (as defined below), of $300,000,000 in aggregate principal amount of the Issuer’s 5.75% Senior Notes due 2018 (the “ Exchange Notes”). The Exchange Notes are to be issued by Cash America International, Inc., a Texas corporation (the “Issuer”), in connection with exchange offers to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Company and certain other guarantors (the “Guaranties”). The Exchange Notes and the Guaranties are to be issued pursuant to the Indenture dated as of May 15, 2013 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as Utah counsel, we have examined copies of executed originals or of counterparts of the following documents, each dated the date hereof, unless otherwise noted:

(a) the Registration Statement;

(b) the Indenture (including the Guaranties contained therein);

(c) the Company’s Articles of Incorporation and By-laws, each certified as of the date hereof to us by an officer of the Company;

(d) a copy of the Certificate of Existence issued by the Division of Corporations and Commercial Code of the State of Utah dated November 6, 2013 (the “Certificate of Existence”); and

Cash America International, Inc.

November 12, 2013

(e) the resolutions of the board of directors of the Company with respect to the issuance of the Company’s guaranty of the Exchange Notes and the Company’s execution of the Indenture.

The opinion given in paragraph 1 below is based solely upon the Certificate of Existence.

We have reviewed such other documents and made such examinations of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinion also without independent verification, on representations made in the Indenture and certificates and other inquiries of officers of the Company.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture (including the Guaranties contained therein) and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indenture (including the Guaranties contained therein) and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indenture (including the Guaranties contained therein) and such other agreements, instruments and documents and (iii) that the Indenture (including the Guaranties contained therein) and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, including the Company, enforceable against each such other party in accordance with their respective terms.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation presently existing in good standing under the laws of the State of Utah.

2. The Company has the corporate power to enter into and perform its obligations under the Indenture (including the Guaranty of the Company contained therein).

3. The Indenture (including the Guaranty of the Company contained therein) has been duly authorized, executed and delivered by the Company.

We express no opinion as to the law of any jurisdiction other than the State of Utah.

This opinion is furnished to you in connection with the filing of the Registration Statement and may be relied upon by Hunton & Williams LLP to the same extent as if it were an addressee hereof for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention after the date that the Registration Statement becomes effective.

Cash America International, Inc.

November 12, 2013

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ballard Spahr LLP